Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS INCREASED WINTER QUARTER NET INCOME

WHILE IMPROVING MARGINS

FORT LAUDERDALE, FL, March 12, 2026 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter ended January 31, 2026, while honoring its patriotic commitment not to pass along the full impact of tariffs to consumers:

●	Net sales were $265 million;

●	Gross profit of $100 million reflects a 60 basis point year-over-year margin improvement;

●	Earnings per share increased 5% to $.44 and;

●	Operating cash flow was $136 million and quarter-end cash grew to $314 million.

“The third quarter delivered on our expectations for this marketplace and our objective of balancing volume with product pricing and margins. While volume was soft early in the quarter, January shipments were up 7% despite the effects of winter storm Fern, which disrupted shipping across the country. Initial shipments for our fourth quarter also reflect continued volume improvements over the prior year. We will continue to monitor tariff-related cost increases and, if necessary, make price adjustments designed to balance the effects on consumers with the amount absorbed by the Company,” stated a company spokesperson.

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National Beverage Corp.

“Innovation remains our strategic compass as our recently released beverages expand distribution and build velocity. Our newest innovation, the ‘harmoniously combined’ PineApple CocoNut was featured to an overwhelming favorable response at Natural Products Expo West – the largest annual gathering of natural and organic products. Strawberry Peach has quickly risen to among the fastest selling LaCroix flavors, and Sunshine and PineApple CocoNut are now making their way to our retail partners along with new Shasta and Faygo ZERO Sugar products.”

“A recent Food Business News report identified the top consumer trends for 2026. One trend was termed ‘layers of delight’, highlighting the desire of consumers to indulge in multisensory experiences that ‘elevate moments and combine sensory richness with well-being.’ Another trend from the report is ‘beverage with a purpose’ as consumers favor products for hydration and convenience with ‘better-for-you’ formulas with no or low sugar and natural ingredients. Clearly, our largest brand, LaCroix, has these attributes and, as one of the Most Trusted Brands in America, is poised to continue its category leadership.”

“Over our history as a public company, our track record of long-term growth and strong cash flows has delivered a superior return on equity and industry-leading return on assets. We believe our entrepreneurial operator model, balance sheet strength and focus on healthy innovative products position us to deliver a ‘healthy’ future for our consumers and shareholders,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 31, 2026 and January 25, 2025
(In thousands, except per share amounts)

	Three Fiscal Months Ended		Trailing Twelve Fiscal Months Ended
	January 31, 2026	January 25, 2025	January 31, 2026

Net Sales	$264,586	$267,050	$1,197,061

Net Income	$41,208	$39,643	$188,093

Earnings Per Common Share
Basic	$.44	$.42	$2.01
Diluted	$.44	$.42	$2.01

Average Common Shares Outstanding
Basic	93,612	93,617	93,619
Diluted	93,645	93,691	93,681

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.